SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                      Global Industrial Technologies, Inc.
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             (Exact name of registrant as specified in its charter)

          Delaware                                        75-2617871
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(State of incorporation or organization) (IRS Employer Identification No.)

2121 San Jacinto, Suite 2500
Dallas, Texas                                             75201
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(Address of principal executive offices)                (Zip Code)

If this form relates to the               If this form relates to the
registration of a class of securities     registration of a class of securities
pursuant to Section 12(b) of the          pursuant to Section 12(g) of the
Exchange Act and is effective pursuant    Exchange Act and is effective pursuant
to General Instruction A.(c), please      to General Instruction A.(d), please
check the following box.|X|               check the following box.|_|

Securities Act registration statement file number to which this form relates:
        --------------------------------
                  (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:
      Title of Each Class                   Name of Each Exchange on Which
       to be so Registered                  Each Class is to be Registered
       -------------------                  ------------------------------
  Preferred Stock Purchase Rights           New York Stock Exchange, Inc.
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Securities to be registered pursuant to Section 12(g) of the Act:
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                                (Title of Class)




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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         On October 5, 1998, Global Industrial Technologies, Inc., a Delaware corporation (the "Company"), amended its Rights Agreement, dated as of October 31, 1995, as amended (the "Rights Agreement"), between the Company and The Bank of New York, a New York banking corporation (the "Rights Agent"), by adoption of the Third Amendment to Rights Agreement, dated as of October 5, 1998 (the "Third Amendment"). The Rights Agreement was filed by the Company as an exhibit to Form 8-B on October 31, 1995. The capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Rights Agreement, as amended. The Third Amendment amends Section 1(a) of the Rights Agreement.

         The foregoing description is qualified in its entirety by reference to the Third Amendment which is attached as an exhibit hereto and is incorporated herein by reference.


ITEM 2.  EXHIBITS.

Exhibit No.      Description
-----------      -----------

     (1) Third Amendment to Rights Agreement, dated as of October 5, 1998, between the Company and the Rights Agent.
















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                                    SIGNATURE



         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                              GLOBAL INDUSTRIAL TECHNOLOGIES, INC.


Date: October 5, 1998         By: /s/ GRAHAM L. ADELMAN
                                 -----------------------------------------
                                 Name:  Graham L. Adelman
                                 Title: Senior Vice President, General Counsel
                                        and Secretary































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




                                                                       EXHIBIT 1


                       THIRD AMENDMENT TO RIGHTS AGREEMENT

         This Third Amendment (this "Amendment"), dated as of October 5, 1998, to the Rights Agreement (the "Rights Agreement"), dated as of October 31, 1995 and as amended as of February 16, 1998 and September 18, 1998, between GLOBAL INDUSTRIAL TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and THE BANK OF NEW YORK, a New York banking corporation (the "Rights Agent"); all capitalized terms not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

         WHEREAS, on October 20, 1995, the Board of Directors of the Company authorized the issuance of one Right for each share of Common Stock to be issued on the Effective Date of the Merger; and

         WHEREAS, Section 26 of the Rights Agreement provides that as long as the Rights are redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights; and

         WHEREAS, the Board of Directors of the Company has deemed it necessary and desirable to amend the Rights Agreement as set forth in this Amendment.

         NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

         Section 1. Section 1. Section 1(a) of the Rights Agreement is hereby amended by (a) deleting each reference to "15%" and replacing each such reference with "10%" and (b) adding at the end of the first sentence thereof (before the period) the following language:

     or (iv) any Person who is the Beneficial Owner of 10% or more of the Voting Stock of the Company outstanding as of the close of business on October 5, 1998, until such time thereafter as any such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of an additional 100,000 shares of Voting Stock.

         Section 2. Delaware Contract. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed and enforced in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

         Section 3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

                                    GLOBAL INDUSTRIAL TECHNOLOGIES, INC.



                                    By:  /s/ GRAHAM L. ADELMAN
                                        --------------------------------
                                         Name: Graham L. Adelman
                                         Title: Senior Vice President


Attest:  /s/ KENNETH C. FERNANDEZ
        -----------------------------
        Name: Kenneth C. Fernandez
        Title: Assistant Secretary


                                   THE BANK OF NEW YORK
                                   RIGHTS AGENT



                                   By: /s/ JOHN I. SIVERTSEN
                                      -----------------------------------
                                      Name: John I. Sivertsen
                                      Title: Vice President


Attest: /s/ STEVEN MYERS
       ------------------------------
       Name: Steven Myers
       Title: Assistant Treasurer